EXHIBIT 99.1

ARGONAUT GROUP, INC.

AMENDED AND RESTATED STOCK INCENTIVE PLAN

(as Amended and Restated effective as of September 13, 2005)

1.	Purpose.

The purpose of this Amended and Restated Stock Incentive Plan (the “Plan”) of Argonaut Group, Inc., a Delaware corporation (the “Company”), is to secure for the Company and its stockholders the benefits arising from stock ownership by selected executive and other key employees of the Company or its subsidiaries and such other persons as the Board of Directors of the Company, or Committee thereof constituted for the purpose, may from time to time determine. This document amends and restates in its entirety the Plan (as previously amended and restated effective as of May 11, 2004).

The Plan provides a means whereby (a) such employees or other persons may purchase shares of the Common Stock of the Company pursuant to “non-incentive” or “non-qualified” stock options; (b) such employees may purchase shares of the Common Stock of the Company pursuant to options which will qualify as “incentive stock options” under Section 422 of the Internal Revenue Code, as amended (the “Code”); (c) such employees who are also officers of the Company or its subsidiaries may receive shares of the Common Stock of the Company, or cash in lieu thereof, pursuant to stock appreciation rights granted in tandem with such options; and (d) such employees or other persons may receive awards of Common Stock of the Company pursuant to restricted stock grants. Awards of stock options as described in clauses (a) and (b) above and restricted stock awards as described in clause (d) above are sometimes collectively referred to in this Plan as “Stock Awards.”

2.	Administration.

The Plan shall be administered by the Board of Directors of the Company (the “Board of Directors”) or by a Committee consisting of two or more persons, all of whom are “Non-Employee Directors” and “Outside Directors”, to whom administration of the Plan has been duly delegated (the “Committee”). For these purposes, a “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 adopted pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”), and an “Outside Director” shall have the meaning set forth in Section 162(m) of the Code. Any action of the Board of Directors or the Committee with respect to administration of the Plan shall be taken by a majority vote or written consent of its members.

Subject to the provisions of the Plan, the Board of Directors or Committee shall have authority (a) to construe and interpret the Plan, (b) to define the terms used therein, (c) to prescribe, amend and rescind rules and regulations relating to the Plan, (d) to determine the individuals to whom and the time or times at which Stock Awards shall be granted, whether Stock Awards consisting of stock options will be incentive stock options or non-qualified stock options, whether to include a stock appreciation right with an option and the terms of such rights, the number of shares to be subject to each Stock Award, the purchase price (if any) for Stock Awards consisting of restricted stock, the exercise price for Stock Awards consisting of stock options, the service, performance and/or vesting requirements applicable to Stock Awards, the number of installments, if any, in which Stock Awards consisting of stock options may be exercised, and the duration of each Stock Award consisting of stock options, (e) to approve and determine the duration of leaves of absence which may be granted to participants without constituting a termination of their employment for the purposes of the Plan, and (vi) to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board of Directors or Committee shall be binding and conclusive on all participants in the Plan and their legal representatives and beneficiaries.

3.	Shares Subject to the Plan.

Subject to adjustment as provided in paragraph 17 hereof, the shares to be issued under the Plan shall consist of the Company’s authorized but unissued Common Stock, provided that the aggregate amount of such stock which may be issued under the Plan (including pursuant to any options granted pursuant to the Company’s 1986 Stock Option Plan prior to its amendment and restatement) shall not exceed Six Million Two Hundred and Fifty

Thousand (6,250,000) of such shares, of which One Million Two Hundred and Fifty Thousand (1,250,000) shares of such aggregate amount shall be allocated to restricted stock awards and Five Million (5,000,000) shares shall be allocated to stock options awards; and provided, further, that no optionee may receive Stock Awards, during any fiscal year of the Company or portion thereof, of stock options that, in the aggregate, cover more than Three Hundred Thousand (300,000) shares, except that in connection with his or her initial service, an optionee may be granted Stock Awards covering up to an additional Three Hundred Thousand (300,000) shares. If any option granted under the Plan (including any options granted pursuant to the Company’s Amended and Restated Stock Option Plan prior to its amendment and restatement) shall expire or terminate for any reason (other than surrender at the time of exercise of a related stock appreciation right provided for in paragraph 9 hereof), without having been exercised in full, or if any shares subject to a restricted stock grant under the Plan are not earned and are thereby forfeited to the Company, such unpurchased or unearned shares shall again be available for Stock Awards to be granted under the Plan.

4.	Eligibility and Participation.

All executive and other key employees of the Company or of any subsidiary corporation (as defined in Section 424(f) of the Code) shall be eligible for selection to fully participate in the Plan, except that only such employees who are also officers of the Company or a subsidiary of the Company shall be eligible to receive stock appreciation rights. Directors of the Company who are not regular employees of the Company are not eligible to participate in the Plan. Other non-employees may participate in the Plan with respect to non-qualified stock options and/or restricted stock awards, but only selected executives and other key employees of the Company or a subsidiary may receive incentive stock options under the Plan. An individual who as been granted a Stock Award may, if such individual is otherwise eligible, be granted an additional Stock Award or Stock Awards (pursuant to the Plan or any other plan or plans of the Company) if the Board of Directors or Committee shall so determine, subject to the other provisions of the Plan. No incentive stock option may be granted to any person who, at the time the incentive stock option is granted, owns shares of the Company’s outstanding Common Stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (and of its affiliates if applicable), unless the exercise price of such option is at least 110 percent (110%) of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.

All Stock Awards granted under the Plan shall be granted within ten years from April 2, 2004.

5.	Duration of Options.

Each option and all rights associated therewith shall expire on such date as the Board of Directors or Committee may determine, and shall be subject to earlier termination as provided herein; provided, however, that in the case of incentive stock options, each incentive stock option and all rights associated therewith shall expire in any event within ten (10) years of the date on which such incentive stock option is granted and provided that in the case of non-qualified stock options, each non-qualified stock option and all rights associated therewith for grants made after the effective date of the Plan as amended on April 2, 2004 shall expire within seven (7) years of the date on which such non-qualified stock option is granted.

6.	Purchase Price.

The purchase price (if any) applicable to restricted stock awards shall be determined by the Board of Directors or the Committee. The exercise price for the stock covered by each option shall be determined by the Board of Directors or the Committee, but in the case of incentive stock options, shall not be less than one hundred percent (100%) of the fair market value of such stock on the date the incentive stock option is granted and, in the case of non-qualified stock options, shall not be less than one hundred percent (100%) of the fair market value of such stock on the date the non-qualified stock option is granted.

Other than in connection with a change in the Company’s capitalization (as described in paragraph 17 of the Plan), the exercise price of a Stock Award may not be reduced without stockholder approval.

The exercise price of shares upon exercise of an option shall be paid in full at the time of exercise: (a) in cash or by certified, cashier’s or personal check payable to the order of the Company or (b) by delivery of shares of Common Stock of the Company already owned by, and in the possession of the option holder, or any combination thereof. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value determined (in accordance with paragraph 10 hereof) as of the close of business on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date).

7.	Exercise of Options.

The aggregate fair market value (determined at the time the options are granted) of the shares covered by incentive stock options granted to any one employee under this Plan or any other incentive stock option plan of the Company which may become exercisable for the first time in any one calendar year shall not exceed $100,000; provided, however, that if the Code or the regulations thereunder shall permit a greater amount of incentive stock options to vest in any calendar year, then such higher limit shall be applicable, subject to the provisions of the specific option agreement. Subject to the foregoing, each option granted under this Plan shall be exercisable in such installments during the period prior to its expiration date as the Board of Directors or Committee shall determine; provided that, unless otherwise determined by the Board of Directors or Committee, if the option holder shall not in any given installment period purchase all of the shares which the option holder is entitled to purchase in such installment period, then the option holder’s right to purchase any shares not purchased in such installment period shall continue until the expiration date or sooner termination of the option holder’s option. Any option may be exercised for a fraction of a share and no partial exercise of any option may be for less than One Hundred (100) shares.

8.	Restorative Options

This paragraph applies to options granted pursuant to the Plan issued on or after February 2, 2004 with an unexpired term of six months or more.

A “Restorative Option” shall be granted to any employee exercising all or a portion of an option described above who elects to remit shares of stock owned by the employee for not less than six months as of the date of exercise as part of the purchase price or in payment of withholding taxes due on exercise. Upon delivering shares as described above, the employee shall receive an option to purchase additional shares of the Company’s Common Stock (“Restorative Option”) in an amount equal to the number of shares being surrendered at a purchase price determined under paragraph 10 to be equal to the fair market value of the Company’s Common Stock as of the date the underlying option is exercised. No action of the Committee or the Board shall be required in connection with such grant. The Restorative Option shall contain terms identical to those of the option being exercised except as follows:

a.	The Restorative Option shall have a duration equal to the unexpired term of the option being exercised;

b.	The Restorative Option shall omit any vesting conditions based on performance already satisfied as of the date of exercise; and

c.	Subject only to any remaining performance based vesting conditions, the Restorative Option shall become fully vested six months after the date granted.

9.	Stock Appreciation Rights.

If deemed appropriate by the Board of Directors or the Committee, any stock option granted to an officer of the Company or a subsidiary of the Company may be coupled with a stock appreciation right at the time of the grant of the option, or, the Board of Directors or Committee may grant a stock appreciation right to any such officer at any time after granting an option to such officer prior to the end of the term of such associated option. Such stock appreciation right shall be subject to such terms and conditions not inconsistent with the Plan as the Board of Directors or Committee shall impose, provided that:

a)	A stock appreciation right shall be exercisable to the extent, and only to the extent, the associated option is exercisable and shall be exercisable only for such period as the Board of Directors or Committee may determine (which period may expire prior to the expiration date of the option);

b)	A stock appreciation right shall entitle the option holder to surrender to the Company unexercised the option to which it is related, or any portion thereof, and to receive from the Company in exchange therefore that number of shares (rounded down to the nearest whole number) having an aggregate value equal to the excess of the fair market value of one share (determined as thereinafter provided) over the option price per share specified in such option multiplied by the number of shares subject to the option, or portion thereof, which is so surrendered; and

c)	The Board of Directors or Committee may elect to settle, or the stock appreciation right may permit the optionee to elect to receive (subject to approval by the Board of Directors or Committee), any part or all of the Company’s obligation arising out of the exercise of a stock appreciation right by the payment of cash equal to the aggregate fair market value of that part or all of the shares it would otherwise be obligated to deliver, provided that in no event shall cash be payable upon exercise of a stock appreciation right unless the transaction is exempt from the operation of Section 16(b) of the Exchange Act.

10.	Fair Market Value of Common Stock.

The fair market value of a share of Common Stock of the Company shall be determined for purposes of the Plan by reference to the closing price on the principal stock exchange on which such shares are then listed or, if such shares are not then listed on an exchange, by reference to the closing price (if a National Market Issue) or the mean between the bid and asked price (if other over-the-counter issue) of a share as supplied by the National Association of Securities Dealers through Nasdaq (or its successor in function), in each case as reported by The Wall Street Journal, for the date on which the Stock Award or stock appreciation right is granted or exercised, or if such date is not a business day, for the business day immediately preceding such date (or, if for any reason no such price is available, in such other manner as the Board of Directors or the Committee may deem appropriate to reflect the then fair market value thereof).

11.	Withholding Tax.

Upon (i) the disposition by an employee or other person of shares of Common Stock acquired pursuant to the exercise of an incentive stock option granted pursuant to the Plan within two years of the granting of the incentive stock option or within one year after exercise of the incentive stock option, (ii) the exercise of “non-incentive” or “non-qualified” options, (iii) the exercise of a stock appreciation right, or (iv) the grant date or date on which shares subject to a restricted stock award vest or otherwise cease to be subject to a substantial risk of forfeiture, the Company shall have the right to: (a) require such employee or such other person to pay the Company the amount of any taxes which the Company may be required to withhold with respect to such shares, (b) require such employee to deliver shares of Common Stock of the Company already owned by, and in the possession of the option holder, valued at their fair market value determined (in accordance with paragraph 10 hereof) as of the close of business on the date of exercise (or if such date is not a business day, as of the close of the business day immediately preceding such date) sufficient to satisfy the amount of any taxes which the Company may be required to withhold with respect to an option exercise; or (c) deduct from all amounts paid in cash with respect to the exercise of a stock appreciation right the amount of any taxes which the Company may be required to withhold with respect to such exercise.

12.	Nontransferability.

A Stock Award (and any accompanying appreciation right) granted under the Plan shall, by its terms, be non-transferable by the holder (in the case of Stock Awards consisting of restricted stock grants, until such shares are vested and earned), either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and, in the case of Stock Awards consisting of stock options, shall be exercisable during the option holder’s lifetime only by the option holder, regardless of any community property interest therein of the spouse of the option holder, or such spouse’s successors in interest. If the spouse of the option holder shall have acquired a community property interest in such option (or accompanying stock appreciation right), the option holder, or the option holder’s permitted successors in interest, may exercise the option (or accompanying stock appreciation right) on behalf of the spouse of the option holder or such spouse’s successors in interest.

13.	Certain Securities Laws Matters.

At the discretion of the Board of Directors or Committee, any Stock Award may provide that the recipient, by accepting such Stock Award, represents and agrees, for the recipient and the recipient’s permitted transferees (by will or the laws of descent and distribution), that none of the shares acquired pursuant to a Stock Award or any accompanying stock appreciation right will be acquired with a view to any sale, transfer or distribution of said shares in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any applicable state “blue sky” laws, and the recipient of such Stock Award or any person entitled to exercise any Stock Award consisting of stock options shall furnish evidence satisfactory to the Company (including a written and signed representation) to that effect in form and substance satisfactory to the Company, including an indemnification of the Company in the event of any violation of the Securities Act of 1933 or state blue sky law by such person.

14.	Termination of Employment.

If a holder of an option granted under this Plan who is employed by the Company or one of its subsidiaries ceased to be so employed for any reason other than the option holder’s death, permanent and total disability (within the meaning of Section 22(e)(3) of the Code) or a termination by the Company for Cause, the option holder’s option (and any accompanying stock appreciation right) shall become void and of no further force or effect as of the 30-day anniversary of the cessation of employment; provided, however, that if such cessation of employment shall be due to option holder’s voluntary resignation with the consent of the Board of Directors of the Company or such subsidiary, expressed in the form of a written resolution, then, such option shall be exercisable for a period of three (3) months after the date option holder ceases to be an employee of the Company or such subsidiary (unless by its terms it sooner expires) to the extent exercisable on the date of such cessation of employment and shall thereafter expire and be void and of no further force or effect. A leave of absence approved in writing by the Board of Directors or Committee shall not be deemed a termination of employment for the purposes of this paragraph 14, but no option may be exercised during any such leave of absence, except during the first three (3) months thereof. If the option holder’s employment with the Company is terminated by the Company for Cause (as defined in the applicable award agreement), all unexercised options shall become void and of no further force or effect as of the date of such termination of employment. Notwithstanding the foregoing in this paragraph 14, if a recipient of a restricted stock award or a stock option granted under this Plan who is employed by the Company or one of its subsidiaries ceased to be so employed for any reason, the effect on such restricted stock award or stock option grant (including, but not limited to, exercise date and vesting schedule) may be as specified in the agreement (including any employment agreement or other agreement) governing the award or grant, as determined by the Board of Directors or the Committee.

15.	Death or Permanent Disability.

If the holder of an incentive stock option dies or becomes permanently and totally disabled as defined in paragraph 14 while option holder is employed by the Company or one of its subsidiaries, option holder’s option (and any accompanying stock appreciation right) shall expire one (1) year after the date of such death or permanent and total disability unless by its terms it sooner expires. During such period after death, such option (and any accompanying stock appreciation right) may, to the extent that it remained unexercised (but exercisable by the option holder according to such option’s terms) on the date of such death, be exercised by the person or persons to whom the option holder’s rights under the option shall pass by option holder’s will or by the laws of descent and distribution. The death or disability of a holder of a non-qualified stock option, or of a recipient of a restricted stock award, will have the effect specified in the individual option or restricted stock agreement as determined by the Board of Directors or the Committee.

16.	Privileges of Stock Ownership.

No person entitled to exercise any option or stock appreciation right or to receive a restricted stock award granted under the Plan shall have any of the rights or privileges of a stockholder of the Company in respect of any shares of stock issuable upon exercise of such option or stock appreciation right or in respect of such restricted stock award until certificates representing such shares shall have been issued and delivered. In the case of Stock Awards consisting of restricted stock grants, the Company shall be entitled to defer the issuance and delivery of such certificates until the shares subject to such restricted stock grants have vested and been earned. Shares subject to Stock Awards shall not be issued and delivered unless and until there shall have been full compliance with all applicable requirements of the Securities Act of 1933 (whether by registration or satisfaction of exemption conditions), all applicable listing requirements of any national securities exchange on which shares of the same class are then listed and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery.

17.	Adjustments.

If the outstanding shares of the Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, an appropriate and proportionate adjustment shall be made in the maximum number and kind of shares as to which Stock Awards may be granted under this Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised options and outstanding restricted stock awards or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the case of outstanding options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the options but with a corresponding adjustment in the price for each shares or other unit of any security covered by the options.

Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all the property or more than eighty percent (80%) of the then outstanding stock of the Company to another corporation, the Plan shall terminate, and all options and stock appreciation rights theretofore granted and all restricted stock awards not theretofore earned (by time vesting, performance or otherwise, as specified in the individual restricted stock agreement governing the award, as determined by the Board of Directors or the Committee) shall terminate.

Notwithstanding the foregoing, the Board of Directors or the Committee may provide in writing in connection with such transaction for any or all of the following alternatives (separately or in combinations): (i) for the options and any accompanying stock appreciation rights theretofore granted to become immediately exercisable, notwithstanding the provisions of paragraph 7, and/or for the restricted awards to become immediately vested and earned; (ii) for the assumption by the successor corporation of the Stock Awards and stock appreciation rights theretofore granted or the substitution by such corporation for such Stock Awards and rights of new options, rights and restricted stock awards covering the stock of the successor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (iii) for the continuance of the Plan by such successor corporation in which event the Plan and the Stock Awards and any accompanying stock appreciation rights theretofore granted shall continue in the manner and under the terms so provided; or (iv) for the payment in cash or stock in lieu of and in complete satisfaction of such Stock Awards and rights.

Adjustments under this paragraph 17 shall be made by the Board of Directors or Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of stock shall be issued under the Plan on any such adjustment.

At the discretion of the Board of Directors or the Committee, any Stock Award may contain provisions to the effect that upon the happening of certain events, including a change in control (as defined by the Board of

Directors or Committee in the agreement evidencing the Stock Award) of the Company, any outstanding Stock Awards and accompanying stock appreciation rights not theretofore exercisable or vested and earned shall immediately become exercisable or vested and earned in their entirety, notwithstanding any of the other provisions of the Stock Award or this Plan.

18.	Amendment and Termination of Plan.

The Board of Directors or the Committee may at any time suspend or terminate the Plan. The Board of Directors or the Committee may also at any time amend or revise the terms of the Plan, provided that no such amendment or revision shall, unless appropriate stockholder approval of such amendment or revision is obtained, increase the maximum number of shares in the aggregate which may be issued pursuant to Stock Awards granted under the Plan, except as permitted under the provisions of paragraph 17 change the minimum purchase price of incentive stock options set forth in paragraph 6, reduce the exercise price of a Stock Award as set forth in paragraph 6, increase the maximum term of incentive stock options provided for in paragraph 5, or permit the granting of Stock Awards or stock appreciation rights to anyone other than as provided in paragraph 4.

At any time that the federal tax law is changed or amended with respect to incentive stock options, this Plan shall be deemed automatically amended to provide to the holders of incentive stock options the full benefit of the law, as amended, without any action being taken by the Board, the Committee or the stockholders of the Company. Notwithstanding the foregoing, no amendment, suspension or termination of the Plan shall, without specific actions of the Board of Directors or the Committee and the consent of the Stock Award recipient, in any way modify, amend, alter or impair any rights or obligations under any Stock Awards or accompanying stock appreciation right theretofore granted under the Plan.

19.	Effective Date of Plan.

The Plan as amended and restated herein is effective as of September 13, 2005.

No Stock Awards or stock appreciation rights may be granted under the Plan unless and until (i) the Stock Awards, rights and underlying shares have been qualified with any state securities authorities, as applicable, or (ii) the Company has been advised by counsel that such Stock Awards, rights and shares are exempt from such qualification.